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                                                                    EXHIBIT 4.2


                       1997 SUPPLEMENTAL STOCK OPTION PLAN



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                               KOMAG, INCORPORATED

                       1997 SUPPLEMENTAL STOCK OPTION PLAN

 (AMENDED JANUARY 30, 1998, JUNE 12, 1998, DECEMBER 23, 1999 AND JUNE 15, 2001)


                                  ARTICLE ONE

                               GENERAL PROVISIONS


I.      PURPOSES OF THE PLAN

        This 1997 Non-Executive Officer Stock Option Plan (the "Plan") is intended to promote the interests of Komag, Incorporated, a Delaware corporation (the "Corporation"), by providing a method whereby eligible individuals may be offered incentives and rewards which will encourage them to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation and continue to render services to the Corporation (or its parent or subsidiary corporations).

II.     ADMINISTRATION OF THE PLAN

        A. The Plan shall be administered by one or more committees comprised of Board members (the "Committee") or the Board may retain the power to administer the Plan. The members of the Committee shall each serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

        B. The Committee (or the Board if no Committee has been designated) shall serve as the Plan Administrator and shall have full power and authority (subject to the express provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of such program and to make such determinations under the program and any outstanding option as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties with an interest in the Plan or any options or shares issued hereunder.

III.    ELIGIBILITY FOR OPTION GRANTS

        A. The persons eligible to participate in the Plan shall be

        - employees (excluding officers and directors) of the Corporation (or its parent or subsidiary corporations), or

        - independent contractors and consultants who provide valuable services to the Corporation (or its parent or subsidiary corporations).

        B. The Plan Administrator shall have full authority to select the eligible individuals who are to receive option grants under the Plan, the number of shares to be covered by each granted option, the time or times at which such option is to become exercisable and the maximum term for which the option is to be outstanding.

        C. For purposes of the Plan, the following provisions shall be applicable in determining the parent and subsidiary corporations of the
Corporation:

                Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a PARENT corporation of the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the

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        time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                Each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation shall be considered to be a SUBSIDIARY of the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

IV.     STOCK SUBJECT TO THE PLAN

        A. The stock issuable under the Plan shall be shares of the Corporation's authorized but unissued or reacquired Common Stock. The aggregate number of shares which may be issued over the term of the Plan shall not exceed Nine Million Five Hundred Sixty Three Thousand and Thirty Seven (9,563,037) shares (subject to adjustment from time to time in accordance with paragraph IV.C of this Article One).

        B. Should an option be terminated for any reason prior to exercise in whole or in part, the shares subject to the portion of the option not so exercised shall be available for subsequent option grants under this Plan. In addition, unvested shares issued under the Plan and subsequently repurchased by the Corporation at the original exercise price paid per share, pursuant to the Corporation's repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants under the Plan.

        C. In the event any change is made to the Common Stock issuable under the Plan (whether by reason of (i) merger, consolidation or reorganization or (ii) recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other similar change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration), then unless such change results in the termination of all outstanding options pursuant to the provisions of paragraph II of Article Two of the Plan, appropriate adjustments shall be made to (i) the aggregate number and/or class of shares issuable under the Plan, and (ii) the number and/or class of shares and price per share in effect under each outstanding option under the Plan. The purpose of such adjustments to the outstanding options shall be to preclude the enlargement or dilution of rights and benefits under such options.


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                                   ARTICLE TWO

                              OPTION GRANT PROGRAM


I.      TERMS AND CONDITIONS OF OPTIONS

        Options granted pursuant to this Article Two shall be authorized by action of the Plan Administrator and shall be Non-Statutory Options. The granted options shall be evidenced by instruments in such form as the Plan Administrator shall from time to time approve; provided, however, that each such instrument shall comply with and incorporate the terms and conditions specified below.

        A. Option Price.

           1. The option price per share shall be fixed by the Plan Administrator. In no event, however, shall the option price per share be less than one hundred percent (100%) of the fair market value per share of Common Stock on the date of the option grant.

           2. The option price shall become immediately due upon exercise of the option and shall be payable as follows:

               (i) full payment in cash or check drawn to the Corporation's order;

               (ii) full payment in shares of Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at fair market value on the Exercise Date (as such term is defined below) equal to the option price;

               (iii) full payment through a combination of shares of Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at fair market value on the Exercise Date and cash or check, equal in the aggregate to the option price; or

               (iv) to the extent the option is exercised for vested shares, the option price may also be paid through a broker-dealer sale and remittance procedure pursuant to which the optionee shall provide irrevocable instructions to (I) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, an amount equal to the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Corporation by reason of such purchase and (II) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm.

               For purposes of this subparagraph 2, the Exercise Date shall be the date on which notice of the exercise of the option is delivered to the Corporation. Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option, payment of the option price for the purchased shares must accompany such notice.

           3. The fair market value of a share of Common Stock on any relevant date under subparagraph 1 or 2 above (and for all other valuation purposes under the Plan) shall be determined in accordance with the following provisions:

               (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the fair market value shall be the closing selling price per share of Common Stock on the day prior to the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the day prior to the date in


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question, then the fair market value shall be the closing selling price on the last preceding date for which such quotation exists.

               (ii) If the Common Stock is at the time listed on either the New York Stock Exchange or the American Stock Exchange, then the fair market value shall be the closing selling price per share of Common Stock on the day prior to the date in question on such exchange, as such price is officially quoted in the composite tape of transactions on that exchange. If there is no closing selling price for the Common Stock on the day prior to the date in question, then the fair market value shall be the closing selling price on the last preceding date for which such quotation exists.

           B. Term and Exercise of Options.

              Each option granted under this Article Two shall be exercisable at such time or times, during such period, and for such number of shares as shall be determined by the Plan Administrator and set forth in the instrument evidencing such option; provided, however, that no option granted under this Article Two shall have a maximum term in excess of ten (10) years from the grant date.

           C. Limited Transferability of Options.

              During the lifetime of the optionee, the option shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution following the optionee's death. However, the Plan Administrator may grant one or more options under this Article Two which may, in connection with the optionee's estate plan, be assigned in whole or in part during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

           D. Termination of Service.

              1. Should an optionee cease to remain in Service for any reason (including death, permanent disability or retirement at or after age 65) while the holder of one or more outstanding options granted to such optionee under the Plan, then such option or options shall not (except to the extent otherwise provided pursuant to paragraph VII below) remain exercisable for more than a twelve (12)-month period (or such shorter period as is determined by the Plan Administrator and set forth in the option agreement) following the date of cessation of Service; provided, however, that under no circumstances shall any such option be exercisable after the specified expiration date of the option term. Except to the extent otherwise provided pursuant to subparagraph I.D.4 below, each such option shall, during such twelve (12)-month or shorter period, be exercisable for any or all vested shares for which that option is exercisable on the date of such cessation of Service. Upon the expiration of such twelve
(12)-month or shorter period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable for any such vested shares for which the option has not been exercised. However, the option shall, immediately upon the optionee's cessation of Service, terminate and cease to be outstanding with respect to any option shares in which the optionee is not otherwise at that time vested or for which the option is not otherwise at that time exercisable.

              2. Should the optionee die while in Service, or cease to remain in Service and thereafter die while the holder of one or more outstanding options under the Plan, each such option may be exercised by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution but, except to the extent otherwise provided pursuant to subparagraph I.D.4 below, only to the extent of the number of vested shares (if any) for which the option is exercisable on the date of the optionee's death. Such exercise must be effected prior to the earlier of (i) the first anniversary of the date of the optionee's death or (ii) the specified expiration date of the option term. Upon the occurrence of the earlier event, the option shall terminate and cease to be exercisable.


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              3. If (i) the optionee's Service is terminated for cause
(including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or any unauthorized disclosure or use of confidential information or trade secrets) or (ii) the optionee makes or attempts to make any unauthorized use or disclosure of confidential information or trade secrets of the Corporation or its parent or subsidiary corporations, then in any such event all outstanding options granted the optionee under the Plan shall terminate and cease to be exercisable immediately upon such cessation of Service or (if earlier) upon such unauthorized use or disclosure of confidential or secret information or attempt thereat.

              4. The Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at the time the optionee dies, retires at or after age 65, or ceases to remain in Service, to establish as a provision applicable to the exercise of one or more options granted under the Plan that during the limited period of exercisability following death, retirement at or after age 65, or cessation of Employee status as provided in subparagraph I.D.1 or I.D.2 above, the option may be exercised not only with respect to the number of vested shares for which it is exercisable at the time of the optionee's cessation of Service, but also with respect to one or more subsequent installments in which the optionee would have otherwise vested had such cessation of Service not occurred.

              5. For purposes of the foregoing provisions of this paragraph I.D (and all other provisions of the Plan),

              - The optionee shall be deemed to remain in the SERVICE of the Corporation for so long as such individual renders services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an Employee, a non-employee member of the Board or an independent consultant or advisor.

              - The optionee shall be considered to be an EMPLOYEE for so long as such individual remains in the employ of the Corporation or one or more of its parent or subsidiary corporations, subject to the control and direction of the employer not only as to the work to be performed but also as to the manner and method of performance.

           E. Stockholder Rights.

              An option holder shall have none of the rights of a stockholder with respect to any shares covered by the option until such individual shall have exercised the option, paid the option price and been issued a stock certificate for the purchased shares. No adjustment shall be made for dividends or distributions (whether paid in cash, securities or other property) for which the record date is prior to the date the stock certificate is issued.

           F. Repurchase Rights.

              The shares of Common Stock acquired upon the exercise of options granted under this Article Two may be subject to repurchase by the Corporation in accordance with the following provisions:

              The Plan Administrator shall have the discretion to authorize the issuance of unvested shares of Common Stock under this Article Two. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase any or all of those unvested shares at the option price paid per share. The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the instrument evidencing such repurchase right.

              All of the Corporation's outstanding repurchase rights shall automatically terminate, and all shares subject to such terminated rights shall immediately vest in full, upon the occurrence of any Corporate Transaction under paragraph II of this Article Two, except to the extent: (i) any such repurchase right is to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) such termination is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.


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               The Plan Administrator shall have the discretionary authority, exercisable either before or after the optionee's cessation of Service, to cancel the Corporation's outstanding repurchase rights with respect to one or more shares purchased or purchasable by the optionee under this Article Two and thereby accelerate the vesting of such shares in connection with the optionee's cessation of Service.

II.     CORPORATE TRANSACTIONS

        A. In the event of any of the following stockholder-approved transactions (a "Corporate Transaction"):

           (i) a merger or acquisition in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation,

           (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or

           (iii) any reverse merger in which the Corporation is the surviving entity,

           then each option outstanding under this Article Two shall automatically become exercisable, during the five (5) business day period immediately prior to the specified effective date for the Corporate Transaction, with respect to the full number of shares of Common Stock purchasable under such option and may be exercised for all or any portion of such shares as fully vested shares of Common Stock. An outstanding option under the Plan shall not be so accelerated, however, if and to the extent (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof or (ii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of grant.

        B. Immediately following the consummation of the Corporate Transaction, all outstanding options under the Plan shall, to the extent not previously exercised or assumed by the successor corporation or its parent company, terminate and cease to be exercisable.

        C. Each outstanding option under this Article Two which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Common Stock as are subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

        D. Option grants under this Article Two shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III.    CANCELLATION AND REGRANT

        The Plan Administrator shall have the authority to effect, at any time and from time to time, with consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options covering the same or different numbers of shares of Common Stock but having an exercise price per share equal to one hundred percent (100%) of the fair market value of the Common Stock on the new grant date.


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IV.     EXTENSION OF EXERCISE PERIOD

        The Plan Administrator shall have full power and authority, exercisable from time to time in its sole discretion, to extend, either at the time the option is granted or at any time while such option remains outstanding, the period of time for which the option is to remain exercisable following the optionee's cessation of Service or death from the twelve (12)-month or shorter period set forth in the option agreement to such greater period of time as the Plan Administrator shall deem appropriate; provided, however, that in no event shall such option be exercisable after the specified expiration date of the option term.



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                                  ARTICLE THREE

                                  MISCELLANEOUS


I.      AMENDMENT OF THE PLAN

        The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever. However, no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan.

II.     EFFECTIVE DATE AND TERM OF PLAN

        A. The Plan shall become effective upon its adoption by the Board. Unless sooner terminated in accordance with paragraph II of Article Two, the Plan shall terminate upon the earlier of (i) September 26, 2007 or (ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise or surrender of options granted hereunder. If the date of termination is determined under clause (i) above, then options outstanding on such date shall not be affected by the termination of the Plan and shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

        B. On January 30, 1998, the Board approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance over the term of the Plan by an additional 1,000,000 shares.

        C. On June 12, 1998, the Board approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance over the term of the Plan by an additional 1,500,000 shares.

        D. On December 23, 1999, the Board approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance over the term of the Plan by an additional 1,500,000 shares.

        E. On June 15, 2001, the Board approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance over the term of the Plan by an additional 1,963,037 shares.

III.    USE OF PROCEEDS

        Any cash proceeds received by the Corporation from the sale of shares pursuant to options granted under the Plan shall be used for general corporate purposes.

IV.     TAX WITHHOLDING

        The Corporation's obligation to deliver shares or cash upon the exercise or surrender of any option granted under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

V.      NO EMPLOYMENT/SERVICE RIGHTS

        Neither the action of the Corporation in establishing or restating the Plan, nor any action taken by the Plan Administrator hereunder, nor any provision of the restated Plan shall be construed so as to grant any individual the right to remain in the employ or service of the Corporation (or any parent or subsidiary corporation) for any period of specific duration, and the Corporation (or any parent or subsidiary corporation retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause.

VI.     REGULATORY APPROVALS

        A. The implementation of the Plan, the granting of any option hereunder, and the issuance of stock upon the exercise or surrender of any such option shall be subject to the Corporation's procurement of all approvals


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and permits required by regulatory authorities having jurisdiction over the
Plan, the options granted under it and the stock issued pursuant to it.

        B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.


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           Notice of Grant generally used in connection with the 1997
                        Supplemental Stock Option Plan.


                               KOMAG, INCORPORATED
                         NOTICE OF GRANT OF STOCK OPTION

        Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Komag, Incorporated. (the "Corporation"):


        Optionee:
                  -------------------------------------------------------------

        Grant Date:                       Exercise Price: $           per share
                   ----------------------                  ----------

        Option Type: Non-Statutory Stock Option    Number of Option Shares:
                     ---------------------------                           ----

        Vesting Commencement Date:                 Expiration Date:
                                   -------------                   ------------

        Exercise Schedule: The Option shall become vested and exercisable for twenty-five percent (25%) of the Option Shares upon Optionee's completion of one
(1) year of Service measured from the Grant Date and shall become exercisable for the balance of the Option Shares in thirty-six (36) successive equal monthly installments upon Optionee's completion of each additional month of Service over the thirty-six (36) month period measured from the first anniversary of the Grant Date.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Komag, Incorporated 1997 Supplemental Stock Option Plan (the "Option Plan"). Optionee further agrees to be bound by the terms of the Option Plan and the terms of the Option as set forth in the Stock Option Agreement (the "Option Agreement") referenced herein. Optionee assumes responsibility for reviewing the official prospectus for the Plan, and Stock Option Agreement available on Komag's Intranet Stock Plan Pages, and on Komag's Public File Server at KUS1\VOL1\KOMAG in the folder titled STKINFO:

          Plan summary and Prospectus file named     OPSCT97.DOC
          Plan Stock Option Agreement file named     OPAGR97.DOC

Copies of these documents are also available upon request from the Stock Plan Administrator.

        No Employment or Service Contract. Nothing in this Notice or in the attached Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

        Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the referenced Option Agreement.


KOMAG, INCORPORATED

By:                                              Optionee:
   -------------------------------                        ---------------------


Title:                                           Date:
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